Exhibit 99.1

Schnitzer Reports Third Quarter 2018 Financial Results

Best Quarterly Consolidated Operating Income Since Fiscal 2011

SSI Ferrous Volumes Up 18% Year-over-Year

PORTLAND, Ore.--(BUSINESS WIRE)--June 26, 2018--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported results for its third quarter of fiscal 2018 ended May 31, 2018. The Company reported earnings per share from continuing operations of $1.31 and adjusted earnings per share of $1.26. These results are more than double the prior year third quarter earnings per share from continuing operations of $0.60 and adjusted earnings per share of $0.56. Reported and adjusted earnings per share from continuing operations in the second quarter of fiscal 2018 were $1.42 which include discrete tax benefits of $0.52 per share. For a reconciliation of the adjusted results to U.S. GAAP, see the Non-GAAP Financial Measures provided after the financial statements in this document.

Auto and Metals Recycling’s (AMR) operating income of $55 million, or $56 per ferrous ton, was significantly higher than the prior year third quarter operating income of $30 million, or $36 per ferrous ton. Adjusted operating income was $54 per ferrous ton compared to adjusted operating income of $34 per ferrous ton in the prior year third quarter. Supported by stronger global demand for its products, AMR’s improved operating performance year-over-year was driven primarily by expanded metal spreads, higher ferrous sales volumes of 19%, higher average ferrous and nonferrous net selling prices of 31% and 14%, respectively, benefits from commercial initiatives to increase our supply volumes, and sustained contributions from productivity improvements.

Cascade Steel and Scrap (CSS) delivered third quarter operating income of $11 million, representing a $10 million improvement compared to the prior year third quarter. The strong CSS operating performance was driven primarily by a 29% increase in finished steel average net selling prices which significantly outpaced the increase in the cost of steelmaking raw materials, higher utilization, and benefits of productivity improvements from the integration of our steel manufacturing and Oregon metal recycling operations.

Tamara Lundgren, President and Chief Executive Officer, commented, “Our third quarter financial results reflect continued strong financial and operating performance in both of our businesses. AMR’s sales volumes increased significantly versus last year, and its third quarter operating income per ton achieved levels last reached in fiscal 2011 at a time when both volumes and scrap prices were much higher than today. CSS also delivered excellent results, significantly expanding its operating margins through higher steel prices, improved utilization, and continued focus on operating efficiencies and productivity initiatives. The strong operating cash flow we generated in the quarter allowed us to reduce debt and also return capital to shareholders through both our dividend and the repurchase of shares.”

Summary Results
($ in millions, except per share amounts)
	Quarter
	3Q18	3Q17	Change	2Q18	Change
Revenues	$652	$477	37%	$559	17%

Operating income	$51	$19	168%	$33	54%
Other asset impairment charges (recoveries), net	(1)	(1)	40%	—	NM
Restructuring charges and other exit-related activities	—	—	NM	—	NM
Recoveries related to the resale or modification of previously contracted shipments	—	—	NM	—	NM
Adjusted operating income(1)	$50	$18	176%	$33	49%

Net income attributable to SSI	$37	$17	126%	$41	(9)%

Net income from continuing operations attributable to SSI	$37	$17	124%	$41	(8)%

Adjusted net income from continuing operations attributable to SSI(1)	$36	$16	132%	$41	(12)%

Diluted earnings per share attributable to SSI	$1.31	$0.60	118%	$1.42	(8)%

Diluted earnings per share from continuing operations attributable to SSI	$1.31	$0.60	117%	$1.42	(8)%

Adjusted diluted earnings per share from continuing operations attributable to SSI(1)	$1.26	$0.56	124%	$1.42	(11)%

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = Not Meaningful

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	3Q18	3Q17	Change	2Q18	Change
Total revenues	$530	$385	37%	$450	18%

Ferrous revenues	$364	$237	54%	$308	18%
Ferrous volumes	983	825	19%	896	10%
Avg. net ferrous sales prices ($/LT)(1)	$337	$258	31%	$314	7%

Nonferrous revenues	$127	$113	12%	$110	15%
Nonferrous volumes(2)	146	150	(3)%	130	13%
Avg. net nonferrous sales prices ($/lb)(1)(2)	$0.74	$0.65	14%	$0.72	3%

Cars purchased for retail (000s)	109	108	1%	102	7%

Operating income	$55	$30	86%	$45	22%
Operating income per Fe ton	$56	$36	56%	$50	11%

Adjusted operating income(3)	$54	$28	89%	$45	19%
Adjusted operating income per Fe ton	$54	$34	59%	$50	8%

(1) Sales prices are shown net of freight.
(2) Excludes platinum group metals (PGMs) in catalytic converters.
(3) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the third quarter increased 19% compared to the prior year third quarter, and increased 10% sequentially, primarily due to stronger export and domestic demand for recycled metals and commercial initiatives to increase our supply flows. Nonferrous sales volumes were 3% lower compared to the prior year third quarter and 13% higher compared to the second quarter of fiscal 2018.

Export customers accounted for 70% of total ferrous sales volumes. Our products, including ferrous, nonferrous and recycled auto parts, were shipped to 23 countries in the third quarter of fiscal 2018, with Bangladesh, Turkey and Thailand as the top export destinations for ferrous shipments.

Pricing: Average ferrous net selling prices increased $79 per ton, or 31%, compared to the prior year third quarter, and were up $23 per ton, or 7%, sequentially. Average nonferrous net selling prices increased 14% compared to the prior year third quarter, while increasing by 3% sequentially.

Margins: Operating income was $55 million in the third quarter, an increase of $25 million or 86% compared to the prior year third quarter and an increase of $10 million or 22% compared to the second quarter of fiscal 2018. Operating income included a benefit primarily from the sale of assets of $1 million in the third quarter of fiscal 2017 and 2018. Adjusted operating income was $54 million in the third quarter, an increase of $25 million or 89% compared to the prior year third quarter. Additionally, operating income per ferrous ton of $56 represented an increase of $20 or 56% from the prior year third quarter and a sequential increase of $6 or 11%. Adjusted operating income was $54 per ferrous ton compared to $34 per ferrous ton in the prior year third quarter. The improved performance compared to the prior year third quarter was driven by metal spread expansion from higher priced shipments, increased ferrous sales volumes, and higher average ferrous and nonferrous net selling prices. The impact from average inventory accounting in the quarter was a benefit of $2 million, compared to a benefit of $4 million in the previous quarter and an adverse impact of $1 million in the prior year third quarter.

Cascade Steel and Scrap

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices)
	Quarter
	3Q18	3Q17	Change	2Q18	Change
Steel revenues	$104	$82	27%	$82	27%
Recycling revenues	26	14	85%	35	(25)%
Total revenues	$130	$96	35%	$117	11%

Operating income	$11	$1	828%	$5	99%

Finished steel average net sales price ($/ST)(1)	$703	$545	29%	$619	14%
Finished steel sales volumes (000s ST)	140	141	(1)%	125	12%

Rolling mill utilization	91%	85%	7%	83%	10%

(1) Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
NM = Not Meaningful

Volumes: Finished steel sales volumes in the third quarter were consistent with the prior year third quarter. Sequentially, finished steel sales volumes increased 12% primarily due to seasonally higher demand.

Pricing: Average net sales prices for finished steel products increased 29% from the prior year third quarter and 14% sequentially, reflecting the impact of higher raw material prices year-over-year and reduced pressure from steel imports.

Margins: Operating income for the third quarter of fiscal 2018 was $11 million, a significant improvement of $10 million from the prior year third quarter and approximately double the results in the second quarter of fiscal 2018. The improved year-over-year performance reflected an expansion in finished steel margins resulting from higher average selling prices which significantly outpaced the increase in cost of steelmaking raw materials. The third quarter also benefited from higher utilization and incremental productivity improvements resulting from the integration of our steel manufacturing and Oregon metal recycling operations. Third quarter results were higher sequentially, primarily as a result of expanded metal margins from higher average net selling prices and increased sales volumes.

Corporate Items

In the third quarter of fiscal 2018, consolidated financial performance included Corporate expense of $14 million, an increase of $3 million from the prior year third quarter, primarily driven by higher professional service expenses and increased incentive compensation accruals as a result of improved operating performance.

The Company’s effective tax rate for the third quarter of fiscal 2018 was an expense of 21.7% which reflects the application to current year projected taxable income of the lower blended federal statutory corporate tax rate established by the tax reform legislation enacted in December 2017. The Company’s accounting for the impact of the tax reform legislation, including the amounts discussed herein, reflects provisional estimates as of May 31, 2018, which may be adjusted over the course of the next three quarters.

In the third quarter of fiscal 2018, the Company generated operating cash flow of $64 million, driven primarily by our increased profitability. Total debt at the end of the third quarter of fiscal 2018 was $173 million, and debt, net of cash was $163 million compared to debt of $211 million and debt, net of cash of $196 million at the end of the second quarter (refer to Non-GAAP Financial Measures provided after the financial statements in this document).

Pursuant to its ongoing authorized share repurchase program, during the third quarter the Company repurchased a total of 166,013 shares of its Class A common stock in open market transactions. The Company also returned capital to shareholders through its 97th consecutive quarterly dividend.

Analysts’ Conference Call: Third Quarter of Fiscal 2018

A conference call and slide presentation to discuss results will be held today, June 26, 2018, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer, and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2018	February 28, 2018	May 31, 2017	May 31, 2018	May 31, 2017

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$363,566	$307,687	$236,833	$926,236	$594,366
Nonferrous revenues	127,288	110,388	113,487	348,019	283,096
Retail and other revenues	38,757	31,710	35,076	103,195	92,849
Total Auto and Metals Recycling revenues	529,611	449,785	385,396	1,377,450	970,311

Cascade Steel and Scrap:
Steel revenues	103,726	81,542	81,966	265,714	192,852
Recycling revenues	26,350	35,172	14,259	71,060	41,519
Total Cascade Steel and Scrap revenues	130,076	116,714	96,225	336,774	234,371
Intercompany sales eliminations	(7,271)	(7,056)	(4,533)	(19,086)	(11,349)
Total revenues	$652,416	$559,443	$477,088	$1,695,138	$1,193,333

OPERATING INCOME (LOSS):

AMR operating income	$54,980	$45,132	$29,520	$135,284	$67,414
CSS operating income (loss)	$10,793	$5,413	$1,163	$24,682	$(2,744)
Consolidated operating income	$51,234	$33,358	$19,147	$111,015	$33,905

Adjusted AMR operating income(1)	$53,515	$45,132	$28,305	$133,402	$65,643
Adjusted CSS operating income (loss)(1)	10,793	5,413	1,163	24,594	(2,343)
Adjusted segment operating income(1)	64,308	50,545	29,468	157,996	63,300
Corporate expense	(14,467)	(16,750)	(11,272)	(47,861)	(30,684)
Intercompany eliminations	(2)	(346)	(171)	(829)	(281)
Adjusted operating income(1)	49,839	33,449	18,025	109,306	32,335
Other asset impairment (charges) recoveries, net	1,465	—	1,044	1,553	643
Restructuring charges and other exit-related activities	(70)	(91)	(93)	(261)	200
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	171	417	727
Total operating income	$51,234	$33,358	$19,147	$111,015	$33,905

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2018	February 28, 2018	May 31, 2017	May 31, 2018	May 31, 2017
Revenues	$652,416	$559,443	$477,088	$1,695,138	$1,193,333
Cost of goods sold	549,164	472,462	411,109	1,427,877	1,033,805
Selling, general and administrative	54,185	53,638	48,451	158,866	129,766
(Income) from joint ventures	(772)	(106)	(668)	(1,328)	(3,300)
Other asset impairment charges (recoveries), net	(1,465)	—	(1,044)	(1,553)	(643)
Restructuring charges and other exit-related activities	70	91	93	261	(200)
Operating income	51,234	33,358	19,147	111,015	33,905
Interest expense	(2,483)	(2,281)	(2,131)	(6,823)	(5,969)
Other income, net	403	101	524	1,353	1,318
Income from continuing operations before income taxes	49,154	31,178	17,540	105,545	29,254
Income tax (expense) benefit	(10,650)	10,577	(161)	(6,030)	(736)
Income from continuing operations	38,504	41,755	17,379	99,515	28,518
Income (loss) from discontinued operations, net of tax	(56)	164	(127)	72	(275)
Net income	38,448	41,919	17,252	99,587	28,243
Net income attributable to noncontrolling interests	(1,046)	(903)	(687)	(2,806)	(1,967)
Net income attributable to SSI	$37,402	$41,016	$16,565	$96,781	$26,276

Net income per share attributable to SSI:
Basic:
Income per share from continuing operations attributable to SSI	$1.35	$1.47	$0.60	$3.49	$0.97
Income (loss) per share from discontinued operations attributable to SSI	—	0.01	—	—	(0.01)
Net income per share attributable to SSI	$1.35	$1.48	$0.60	$3.49	$0.96
Diluted:
Income per share from continuing operations attributable to SSI	$1.31	$1.42	$0.60	$3.38	$0.96
Income (loss) per share from discontinued operations attributable to SSI	—	0.01	—	—	(0.01)
Net income per share attributable to SSI(1)	$1.31	$1.42	$0.60	$3.38	$0.95

Weighted average number of common shares:
Basic	27,676	27,797	27,601	27,719	27,499
Diluted	28,636	28,805	27,703	28,646	27,692
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
				YTD
	1Q18	2Q18	3Q18	2018
SSI Total Volumes(1)
Total ferrous volumes (LT)	912,145	1,062,260	1,118,743	3,093,148
Total nonferrous volumes (000s LB)	141,046	144,024	162,667	447,737
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$259	$278	$314	$286
Export	$306	$327	$347	$328
Average	$292	$314	$337	$316
Ferrous sales volume (LT)
Domestic	237,464	239,571	293,323	770,358
Export	559,154	656,738	690,019	1,905,911
Total	796,618	896,309	983,342	2,676,269

Nonferrous average price ($/LB)(2)(3)	$0.73	$0.72	$0.74	$0.73
Nonferrous sales volume (000s LB)(3)	129,137	129,549	146,043	404,729
Car purchase volume (000s)(4)	108	102	109	319
Auto stores at end of quarter	53	53	53	53
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$599	$619	$703	$642
Sales volume (ST)
Rebar	84,243	79,718	91,603	255,564
Coiled products	40,928	43,056	46,673	130,657
Merchant bar and other	2,049	1,937	1,945	5,931
Finished steel products sold	127,220	124,711	140,221	392,152

Rolling mill utilization(5)	95%	83%	91%	90%

(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto parts stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal
	1Q17	2Q17	3Q17	4Q17	2017
SSI Total Volumes(1)
Total ferrous volumes (LT)	833,889	852,036	951,230	990,516	3,627,671
Total nonferrous volumes (000s LB)	136,057	122,554	161,832	164,342	584,785
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$169	$237	$263	$257	$236
Export	$203	$252	$255	$263	$244
Average	$194	$247	$258	$262	$242
Ferrous sales volume (LT)
Domestic	197,255	220,975	291,227	238,930	948,387
Export	519,510	518,200	534,164	625,168	2,197,042
Total	716,765	739,175	825,391	864,098	3,145,429

Nonferrous average price ($/LB)(2)(3)	$0.58	$0.64	$0.65	$0.64	$0.63
Nonferrous sales volume (000s LB)(3)	125,817	114,275	150,356	150,343	540,791
Car purchase volume (000s)(4)	94	96	108	113	411
Auto stores at end of quarter	52	52	53	53	53
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$492	$517	$545	$565	$534
Sales volume (ST)
Rebar	73,903	69,136	84,166	96,323	323,528
Coiled products	23,934	34,371	54,629	48,349	161,283
Merchant bar and other	3,038	2,482	2,426	2,759	10,705
Finished steel products sold	100,875	105,989	141,221	147,431	495,516

Rolling mill utilization(5)	65%	89%	85%	95%	83%

(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto parts stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	May 31, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$10,090	$7,287
Accounts receivable, net	190,195	138,998
Inventories	234,437	166,942
Other current assets	42,000	24,723
Total current assets	476,722	337,950

Property, plant and equipment, net	393,387	390,629

Goodwill and other assets	207,161	205,176

Total assets	$1,077,270	$933,755

Liabilities and Equity
Current liabilities:
Short-term borrowings	$1,146	$721
Other current liabilities	215,694	175,539
Total current liabilities	216,840	176,260

Long-term debt	171,545	144,403

Other long-term liabilities	69,323	75,599

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) shareholders’ equity	614,975	533,586
Noncontrolling interests	4,587	3,907
Total equity	619,562	537,493
Total liabilities and equity	$1,077,270	$933,755

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income and adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted consolidated, AMR and CSS operating income (loss), which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of certain previously contracted shipments, and income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016 and concluded in the first quarter of fiscal 2018, are reported within selling, general and administrative expense in the quarterly statements of income and are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			YTD
	3Q18	3Q17	2Q18	3Q18	3Q17
Consolidated operating income:
Operating income	$51	$19	$33	$111	$34
Other asset impairment charges (recoveries), net	(1)	(1)	—	(2)	(1)
Restructuring charges and other exit-related activities	—	—	—	—	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Adjusted consolidated operating income	$50	$18	$33	$109	$32

AMR operating income:
Operating income	$55	$30	$45	$135	$67
Other asset impairment charges (recoveries), net	(1)	(1)	—	(1)	(1)
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Adjusted AMR operating income(1)	$54	$28	$45	$133	$66

CSS operating income (loss):
Operating income (loss)	$11	$1	$5	$25	$(3)
Other asset impairment charges (recoveries), net	—	—	—	—	—
Adjusted CSS operating income (loss)(1)	$11	$1	$5	$25	$(2)

(1) May not foot due to rounding.

Net income from continuing operations attributable to SSI
($ in millions)	Quarter			YTD
	3Q18	3Q17	2Q18	3Q18	3Q17
Net income from continuing operations attributable to SSI	$37	$17	$41	$97	$27
Other asset impairment charges (recoveries), net	(1)	(1)	—	(2)	(1)
Restructuring charges and other exit-related activities	—	—	—	—	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	—	(1)
Income tax expense (benefit) allocated to adjustments(1)	—	—	—	—	—
Adjusted net income from continuing operations attributable to SSI	$36	$16	$41	$95	$25
(1) Income tax allocated to the aggregate adjustments reconciling reported and adjusted net income from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted earnings per share from continuing operations attributable to SSI
($ per share)	Quarter			YTD
	3Q18	3Q17	2Q18	3Q18	3Q17
Diluted earnings per share from continuing operations attributable to SSI	$1.31	$0.60	$1.42	$3.38	$0.96
Other asset impairment charges (recoveries), net	(0.05)	(0.04)	—	(0.05)	(0.02)
Restructuring charges and other exit-related activities	—	—	—	0.01	(0.01)
Recoveries related to the resale or modification of certain previously contracted shipments	—	(0.01)	—	(0.01)	(0.03)
Income tax expense (benefit) allocated to adjustments(1)	—	—	—	0.01	—
Adjusted diluted earnings per share from continuing operations attributable to SSI(2)	$1.26	$0.56	$1.42	$3.32	$0.90
(1) Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2) May not foot due to rounding.

Debt, net of cash
($ in thousands)
	May 31, 2018	February 28, 2018	August 31, 2017
Short-term borrowings	$1,146	$793	$721
Long-term debt, net of current maturities	171,545	210,031	144,403
Total debt	172,691	210,824	145,124
Less: cash and cash equivalents	10,090	15,007	7,287
Total debt, net of cash	$162,601	$195,817	$137,837

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of the recently enacted federal tax reform; the impact of tariffs and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; uncertainty in global markets including the impact of tariffs and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and cost and equity method investment impairment charges; inability to sustain the benefits from productivity and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Stefano Gaggini, 503-323-2811
sgaggini@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com